As filed with the Securities and Exchange Commission on January 23, 2009 1933 Act File No. 333-152410

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.
Post-Effective Amendment No. 1

EATON VANCE INSURED MUNICIPAL BOND FUND (Exact name of Registrant as Specified in Charter)

The Eaton Vance Building, 255 State Street, Boston, MA 02109 (Address of Principal Executive Offices)

(617) 482-8260 (Registrant's Telephone Number)

MAUREEN A. GEMMA The Eaton Vance Building, 255 State Street, Boston, MA 02109 (Name and Address of Agent for Service)

With copies to: Mark P. Goshko, Esq. K&L Gates LLP One Lincoln Street, Boston, MA 02111

EATON VANCE INSURED MUNICIPAL BOND FUND (the “Registrant”)

CONTENTS OF REGISTRATION STATEMENT ON FORM N-14

This Registration Statement contains the following papers and documents.

Cover Sheet Part A - Proxy Statement/Prospectus* Part B - Statement of Additional Information* Part C - Other Information Signature Page Exhibit Index Exhibits

* Previously filed in Registrant’s Registration Statement on Form N-14, File No. 333-152410 (the “Registration Statement”) on July 18, 2008 (Accession No. 0000940394-08-001104), and subsequently filed in definitive form in the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on September 10, 2008 (Accession No. 000940394-08-001241) (“Amendment No. 1”). Parts A and B of Amendment No. 1 are incorporated by reference into this amendment.

The sole purpose of this amendment is to include in the Registration Statement the Definitive Agreement and Plan of Reorganization (Exhibit 4) and the Opinion of Counsel on Tax Matters (Exhibit 12) for the reorganization of Eaton Vance Insured Florida Plus Municipal Bond Fund with Eaton Vance Insured Municipal Bond Fund.

PART C

OTHER INFORMATION

Item 15. Indemnification

     Article IV of the Registrant’s Agreement and Declaration of Trust permits Trustee and officer indemnification by By-Law, contract and vote. Article XI of the By-Laws contains indemnification provisions.

     The Registrant’s Trustees and officers are insured under a standard mutual fund errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their capacities as such.

     The advisory agreement of the Registrant provides the investment adviser limitation of liability to the Trust and its shareholders in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under the agreement.

     The underwriting agreement of the Registrant also provides for reciprocal indemnity of the principal underwriter, on the one hand, and the Trustees and officers, on the other.

Item 16. Exhibits

(1)(a)	Agreement and Declaration of Trust dated July 2, 2002 is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-2 (File Nos. 333-
91946 and 811-21142) as to the Registrant’s common shares of beneficial interest
(“Common Shares”) filed with the Securities and Exchange Commission (the
“Commission”) on July 3, 2002 (Accession No. 0000898432-02-000461) (“Initial
Common Shares Registration Statement”).

(b)	Amendment to Agreement and Declaration of Trust dated August 11, 2008 filed herewith.

(2)(a)	By-Laws are incorporated herein by reference to the Registrant’s Initial Common Shares
Registration Statement.

(b)	Amended By-Laws incorporated herein by reference to the Registrant’s APS Pre-
Effective Amendment No. 1 on Form N-2 (File No. 333-100085) and Amendment No. 1
(File No. 811-21142) filed with the Commission on October 24, 2002 (Accession No.
0000950135-02-004600) (“APS Pre-Effective Amendment No. 1”).

(c)	Amendment to By-Laws dated October 1, 2002 filed as Exhibit (2)(c) to the Registrant’s
N-14 filed July 18, 2008 (Accession No. 0000940394-08-001104) (the “Initial N-14”)and
incorporated herein by reference.

(d)	Amendment to By-Laws dated February 10, 2003 filed as Exhibit (2)(d) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(e)	Amendment to By-Laws dated December 20, 2004 filed as Exhibit (2)(e) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(f)	Amendment to By-Laws dated February 7, 2005 filed as Exhibit (2)(f) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(g)	Amendment to By-Laws dated February 8, 2005 filed as Exhibit (2)(g) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(h)	Amendment to By-Laws dated September 15, 2005 filed as Exhibit (2)(h) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(i)	Amendment to By-Laws dated December 11, 2006 filed as Exhibit (2)(i) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(j)	Amendment to By-Laws dated August 11, 2008 filed as Exhibit (2)(j) to the Registrant’s
Pre-Effective Amendment No. 1 and incorporated herein by reference.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization by and between Eaton Vance Insured Municipal
Bond Fund and Eaton Vance Insured Florida Plus Municipal Bond Fund – filed herewith.

(5)(a)	Form of Specimen Certificate for Common Shares of Beneficial Interest incorporated herein by reference to the Registrant’s Initial Common Shares Registration Statement.

(b)	Form of Specimen Certificate of Series A Auction Preferred Shares is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-2 (File Nos.
333-100085 and 811-21142) as to Registrant’s Auction Preferred Shares (“APS”) filed with the Commission on September 25, 2002 (Accession No. 0000898432-02-000659)
(“Initial APS Registration Statement”).

(c)	Form of Specimen Certificate of Series B Auction Preferred Shares is incorporated herein by reference to Registrant’s Initial APS Registration Statement.

(d)	Form of Specimen Certificate of Series C Auction Preferred Shares is incorporated herein by reference to Registrant’s Initial APS Registration Statement.

(e)	Form of Specimen Certificate of Series D Auction Preferred Shares is incorporated herein by reference to Registrant’s Initial APS Registration Statement.

(f)	Form of Specimen Certificate of Series E Auction Preferred Shares is incorporated herein by reference to Registrant’s Initial APS Registration Statement.

(6)	Investment Advisory Agreement dated July 25, 2002 is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant’s Common Shares Registration
Statement filed with the Commission on July 26, 2002 (Accession No. 0000950135-02-
003436) (“Initial Common Shares Registration Statement Pre-Effective Amendment No.
1”).

(7)(a)	Form of Underwriting Agreement as to Registrant’s Common Shares is incorporated herein by reference to Initial Common Shares Registration Statement Pre-Effective
Amendment No. 3 filed with the Commission on August 27, 2002 (Accession No.
0000950135-02-003953) (“Initial Common Shares Registration Statement Pre-Effective
Amendment No. 3”).

(b)	Form of Master Agreement Among Underwriters as to Registrant’s Common Shares is
incorporated herein by reference to Initial Common Shares Registration Statement Pre-
Effective Amendment No. 3.

(c)	Form of Master Selected Dealers Agreement as to Registrant’s Common Shares is
incorporated herein by reference to Initial Common Shares Registration Statement Pre-
Effective Amendment No. 3.

(d)	Form of Underwriting Agreement as to Registrant’s Auction Preferred Shares
incorporated herein by reference to Registrant’s APS Pre-Effective Amendment No. 1.

(e)	Form of Master Agreement Among Underwriters as to Registrant’s Auction Preferred
Shares is incorporated herein by reference to Initial Common Shares Registration
Statement Pre-Effective Amendment No. 3.

(f)	Form of Master Selected Dealers Agreement as to Registrant’s Auction Preferred Shares
is incorporated herein by reference to Initial Common Shares Registration Statement Pre-
Effective Amendment No. 3.

(8)	Not applicable.

(9) (a)	Master Custodian Agreement with Investors Bank & Trust Company dated July 25, 2002 is incorporated herein by reference to Initial Common Shares Registration Statement Pre-
Effective Amendment No. 1.

(b)	Extension Agreement dated August 31, 2005 to Master Custodian Agreement with State
Street Bank and Trust Company (as successor to Investors Bank & Trust Company) filed as Exhibit (j)(2) to Pre-Effective Amendment No. 2 of Eaton Vance Tax-Managed Global
Buy-Write Opportunities Fund (File Nos. 333-123961, 811-21745) filed with the
Commission on September 26, 2005 (Accession No. 0000950135-05-005528) and
incorporated herein by reference.

(c)	Delegation Agreement dated December 11, 2000, with State Street Bank and Trust
Company (as successor to Investors Bank & Trust Company) filed as Exhibit (j)(e) to the
Eaton Vance Prime Rate Reserves N-2, Amendment No. 5 (File Nos. 333-32267, 811-
05808) filed April 3, 2002 (Accession No. 0000940394-01-500126) and incorporated herein by reference.

(10)	Not applicable.

(11)	Opinion and Consent of Internal Counsel as to legality of securities being registered by
Registrant filed as Exhibit (11) to the Registrant’s Pre-Effective Amendment No. 1 and
incorporated herein by reference.

(12)	Opinion of K&L Gates LLP as to tax matters and consent filed herewith.

(13) (a)	Transfer Agency and Services Agreement dated February 5, 2007 filed as Exhibit (k)(1)
to Pre-Effective Amendment No. 1 of Eaton Vance Risk-Managed Diversified Equity
Income Fund (File Nos. 333-141981, 811-22044) filed with the Commission on June 6,
2007 (Accession No. 0000950135-07-003798) and incorporated herein by reference.

(b)	Amendment effective April 21, 2008 to the Transfer Agency and Services Agreement
filed as Exhibit (13)(b) to the Registrant’s Initial N-14 and incorporated herein by reference.

(c)	Amendment dated April 21, 2008 to the Transfer Agency and Services Agreement filed as Exhibit (13)(c) to the Registrant’s Initial N-14 and incorporated herein by reference.

(d)	Administration Agreement dated July 25, 2002 is incorporated herein by reference to
Initial Common Shares Registration Statement Pre-Effective Amendment No. 1.

(e)	Letter Agreement with Eaton Vance Management is incorporated herein by reference to
Initial Common Shares Registration Statement Pre-Effective Amendment No. 3.

(f)	Form of Auction Agreement between Registrant and the Auction Agent as to Registrant’s
Auction Preferred Shares incorporated herein by reference to Registrant’s APS Pre-
Effective Amendment No. 1.

(g)	Form of Broker-Dealer Agreement as to Registrant’s Auction Preferred Shares
incorporated herein by reference to Registrant’s APS Pre-Effective Amendment No. 1

(14)	Consent of Independent Registered Public Accounting Firm filed as Exhibit (14) to the
Registrant’s initial filing of the Registration Statement on Form N-14 on July 18, 2008,
(the “Initial N-14”) and incorporated herein by reference.

(15)	Not applicable.

(16)	Power of Attorney dated August 29, 2008 filed as Exhibit (16) to the Registrant’s
Pre-Effective Amendment No. 1 and incorporated herein by reference.

(17) (a)	(i) Eaton Vance Insured Florida Plus Municipal Bond Fund Annual Report to
Shareholders for the period ended September 30, 2007 filed as Exhibit (17)(a)(i)
to the Registrant’s Initial N-14 and incorporated herein by reference.

(ii) Eaton Vance Insured Municipal Bond Fund Annual Report to Shareholders for
the period ended September 30, 2007 filed as Exhibit (17)(a)(ii) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(b)	(i) Eaton Vance Insured Florida Plus Municipal Bond Fund Semiannual Report to
Shareholders for the period ended March 31, 2008 filed as Exhibit (17)(b)(i) to the Registrant’s Initial N-14 and incorporated herein by reference.

(ii) Eaton Vance Insured Municipal Bond Fund Semiannual Report to Shareholders
for the period ended March 31, 2008 filed as Exhibit (17)(b)(ii) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(c)	Proxy Card filed as Exhibit (16)(c) to the Registrant’s Pre-Effective Amendment No. 1
and incorporated herein by reference.

(d)	Dividend Reinvestment Plan filed as Exhibit (17)(d) to the Registrant’s Initial N-14 and
incorporated herein by reference.

Item 17. Undertakings

     1. The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2. The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

     A copy of the Agreement and Declaration of Trust of Eaton Vance Insured Municipal Bond Fund is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

     As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on its behalf by the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 23rd day of January, 2009.

EATON VANCE INSURED MUNICIPAL BOND FUND

By:	/s/ Robert B. MacIntosh
Robert B. MacIntosh
President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert B. MacIntosh	President and Principal	January 23, 2009
Robert B. MacIntosh	Executive Officer

Barbara E. Campbell*	Treasurer and Principal Financial	January 23, 2009
Barbara E. Campbell	and Accounting Officer

Benjamin C. Esty*	Trustee	January 23, 2009
Benjamin C. Esty

/s/ Thomas E. Faust Jr.	Trustee	January 23, 2009
Thomas E. Faust Jr.

Allen R. Freedman*	Trustee	January 23, 2009
Allen R. Freedman

William H. Park*	Trustee	January 23, 2009
William H. Park

Ronald A. Pearlman*	Trustee	January 23, 2009
Ronald A. Pearlman

Heidi L. Steiger*	Trustee	January 23, 2009
Heidi L. Steiger

Lynn A. Stout*	Trustee	January 23, 2009
Lynn A. Stout

Ralph F. Verni*	Trustee	January 23, 2009
Ralph F. Verni

* By: /s/ Maureen A. Gemma
Maureen A. Gemma (As attorney-in-fact)

INDEX TO EXHIBITS

(4)	Agreement and Plan of Reorganization between Eaton Vance Insured Municipal Bond Fund and Eaton Vance Insured Florida Plus Municipal Bond Fund

(12)	Opinion of K&L Gates LLP regarding certain tax matters and consequences to shareholders